Exhibit 99.1

DIVVYPAY, INC. AND SUBSIDIARIES

Consolidated Financial Statements as of and for the years ended

December 31, 2020 and 2019, and Independent Auditors’ Report

DIVVYPAY, INC. AND SUBSIDIARIES

TABLE OF CONTENTS

Page
Independent Auditors’ Report	1

Consolidated Financial Statements as of and for the years ended December 31, 2020 and 2019:

Consolidated Balance Sheets	2

Consolidated Statements of Operations and Comprehensive Loss	3

Consolidated Statements of Stockholders’ Equity	4

Consolidated Statements of Cash Flows	5–6

Notes to Consolidated Financial Statements	7–33

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of DivvyPay, Inc. and Subsidiaries

We have audited the accompanying consolidated financial statements of DivvyPay, Inc. and Subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, cash flows, and stockholders’ equity for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DivvyPay, Inc. and Subsidiaries as of December 31, 2020 and 2019, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

May 11, 2021

DIVVYPAY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2020 AND 2019

(in thousands, except for share and per-share amounts)

	2020	2019
Assets
Current assets:
Cash and cash equivalents	$123,712	$47,986
Restricted cash	8,300	6,495
Accounts receivable	6,174	2,953
Settlements receivable	—	—
Acquired card receivables, net	109,033	66,217
Card receivables held for sale	1,749	—
Loans receivable, net	—	5,010
Deposits	18,920	10,109
Prepaid expenses and other current assets	3,492	3,027

Total current assets	271,380	141,797

Property and equipment, net	25,473	6,610
Intangible assets, net	1,238	1,508
Goodwill	405	405
Other non-current assets	2,581	3,254

Total assets	$301,077	$153,574

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable and accrued liabilities	$5,399	$3,840
Accrued rewards and promotions	11,710	7,585
Amounts due to cardholders	12,525	2,688
Settlements payable	2,069	7,269
Deferred revenue	390	356
Preferred stock warrant	—	3,800

Total current liabilities	32,093	25,538
Credit facility - related party	50,000	40,000
Other long-term liabilities	12,560	—

Total liabilities	94,653	65,538

Stockholders’ equity:
Seed 1 preferred stock, $0.0001 par value; 4,159,610 shares authorized, issued and outstanding; $5,150 liquidation preference as of December 31, 2020 and 2019	—	—
Seed 2 preferred stock, $0.0001 par value; 4,443,420 shares authorized; 4,172,567 and 4,443,420 issued and outstanding and $5,187 and $5,525 liquidation preference as of December 31, 2020 and 2019, respectively	—	—
Series A preferred stock, $0.0001 par value; 3,699,051 and 3,714,724 shares authorized; 3,699,051 shares issued and outstanding; $11,800 liquidation preference as of December 31, 2020 and 2019	—	—
Series B preferred stock, $0.0001 par value; 5,170,117 shares authorized, issued and outstanding; $33,333 liquidation preference as of December 31, 2020 and 2019	1	1
Series C preferred stock, $0.0001 par value; 5,419,684 and 10,240,696 shares authorized; 5,419,684 shares issued and outstanding; $111,439 liquidation preference as of December 31, 2020 and 2019	1	1
Series D preferred stock, $0.0001 par value; 4,847,284 and 0 shares authorized, 4,752,239 issued and outstanding; $193,000 and $0 liquidation preference as of December 31, 2020 and 2019, respectively	—	—
Common stock, $0.0001 par value; 47,000,000 and 40,075,628 shares authorized; 8,133,611 and 6,787,672 shares issued and outstanding as of December 31, 2020 and 2019, respectively	—	—
Additional paid-in capital	337,449	159,065
Accumulated deficit	(131,027)	(71,031)

Total stockholders’ equity	206,424	88,036

Total liabilities and stockholders’ equity	$301,077	$153,574

See notes to consolidated financial statements.

DIVVYPAY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

(in thousands)

	2020	2019
Interchange revenue	$45,181	$21,026
Referral fee revenue	2,852	—
Other revenue	2,030	767

Total revenue	50,063	21,793

Cost of revenue	6,435	2,696

Gross profit	43,628	19,097

Operating expenses:

Sales and marketing	40,939	31,844
Product development	13,409	9,087
General and administrative	14,727	8,308
Provision for losses on acquired card receivables and loans receivable	10,014	5,721
Share repurchase compensation	19,964	4,540

Total operating expenses	99,053	59,500

Loss from operations	(55,425)	(40,403)

Other expense, net:

Interest income	189	427
Interest expense, net	(5,889)	(4,934)
Loss on conversion of debt to equity	—	(732)
Loss on sale of receivables	(3,277)	(205)
Change in fair value of preferred stock warrant liability	3,800	2,900
Other income (expense), net of loss on disposal of property and equipment	606	147

Total other expense, net	(4,571)	(2,397)

Loss before income taxes	(59,996)	(42,800)

Income tax benefit	—	222

Net loss and comprehensive loss	$(59,996)	$(42,578)

See notes to consolidated financial statements.

DIVVYPAY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2020

(in thousands)

	Seed 1 Preferred Stock		Seed 2 Preferred Stock		Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Series D Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance—January 1, 2019	4,160	$—	4,443	$—	3,699	$—	5,170	$1	—	$—	—	$—	4,736	$—	$52,955	$(28,453)	$24,503
Recovery of common stock from settlement agreement	—	—	—	—	—	—	—	—	—	—	—	—	(50)	—	—	—	—
Issuance of Series C preferred stock net of issuance costs	—	—	—	—	—	—	—	—	5,420	1	—	—	—	—	104,452	—	104,453
Issuance of common stock for acquisition	—	—	—	—	—	—	—	—	—	—	—	—	360	—	681	—	681
Repurchase of stock	—	—	—	—	—	—	—	—	—	—	—	—	(243)	—	(460)	—	(460)
Exercise of common stock warrants	—	—	—	—	—	—	—	—	—	—	—	—	404	—	4	—	4
Exercise of common stock options	—	—	—	—	—	—	—	—	—	—	—	—	1,581	—	142	—	142
Issuance of common stock warrants as deferred financing costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	760	—	760
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	531	—	531
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(42,578)	(42,578)

Balance— December 31, 2019	4,160	—	4,443	—	3,699	—	5,170	1	5,420	1	—	—	6,788	—	159,065	(71,031)	88,036

Issuance of Series D preferred stock net of issuance costs	—	—	—	—	—	—	—	—	—	—	4,752	—	—	—	184,447	—	184,447
Issuance of common stock for acquisition	—	—	—	—	—	—	—	—	—	—	—	—	94	—	178	—	178
Repurchase of stock	—	—	(271)	—	—	—	—	—	—	—	—	—	(419)	—	(8,036)	—	(8,036)
Exercise of common stock options	—	—	—	—	—	—	—	—	—	—	—	—	1,670	—	986	—	986
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	809	—	809
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(59,996)	(59,996)

Balance—December 31, 2020	4,160	$—	4,172	$—	3,699	$—	5,170	$1	5,420	$1	4,752	$—	8,133	$—	$337,449	$(131,027)	$206,424

See notes to consolidated financial statements.

DIVVYPAY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

(in thousands)

	2020	2019
Cash flows from operating activities:
Net loss	$(59,996)	$(42,578)
Adjustments to reconcile net loss to net cash used in operating activities:
Net fair value adjustments	(3,800)	(2,914)
Depreciation and amortization	5,084	1,581
Amortization of deferred financing costs and note discount	942	1,197
Gain on forgiveness of accrued interest on related party convertible notes payable	—	(87)
Loss on conversion of debt to equity	—	732
Stock-based compensation	809	531
Loss on sale of card receivables	3,277	205
Provision for losses on acquired card receivables and loans receivable	10,014	5,721
Deferred income taxes—net	—	(222)
Loss on sublease	379	—
Loss on disposal of property and equipment	571	—
Change in operating assets and liabilities, net of effects of acquisition:
Late fees on card receivables and accrued interest on loans receivable	50	(94)
Accounts receivable	(3,177)	(2,309)
Deposits	(8,811)	8,509
Prepaid expenses and other current assets	(301)	(1,083)
Other non-current assets	(45)	(2,298)
Accounts payable and accrued liabilities	(290)	1,606
Accrued rewards and promotions	4,125	6,165
Deferred revenue	34	142
Other long-term liabilities	3,503	—

Cash flows used in operating activities	(47,632)	(25,196)

Cash flows used in investing activities:
Net increase in acquired card receivables	(71,767)	(66,340)
Proceeds from card receivables sold	331,506	19,881
Remit payment for card receivables sold	(312,133)	(15,586)
Net (increase) decrease in loans receivable	4,716	(4,326)
Purchase of property and equipment	(5,991)	(1,195)
Proceeds from disposal of property and equipment	25	—
Business acquisition, net of cash received	—	(940)
Capitalized software development costs	(8,202)	(4,487)

Cash flows used in investing activities	(61,846)	(72,993)

Cash flows provided by financing activities:
Proceeds from credit facility - related party	93,000	75,850
Repayment on credit facility - related party	(83,000)	(35,850)
Proceeds from line of credit	26,000	—
Repayments on line of credit	(26,000)	—
Proceeds from issuance of series C preferred stock and warrant liability, net of issuance costs	—	104,713
Proceeds from issuance of series D preferred stock, net of issuance costs	184,447	—
Repurchase of stock	(8,036)	(460)
Repayment of related party convertible notes payable	—	(2,000)
Payment of deferred financing costs	(388)	(1,504)
Proceeds from exercise of common stock options and warrants	986	146

Cash flows provided by financing activities	187,009	140,895

Total cash flows	77,531	42,706
Cash, cash equivalents and restricted cash—beginning of period	54,481	11,775

Cash, cash equivalents and restricted cash—end of period	$132,012	$54,481

See notes to financial statements.

DIVVYPAY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

(in thousands)

Supplemental disclosures of cash flow information:
Cash paid for interest	$4,920	$3,242
Cash paid for income taxes	$—	$—
Non-cash investing activity:
Issuance of common stock for acquisition	$178	$681
Contingent consideration for business acquisition	$—	$224
Tenant improvement allowance for leasehold improvements	$10,082	$—
Non-cash financing activity:
Conversion of debt to Series C preferred stock	$—	$6,439
Issurance of warrants upon execution of credit facility	$—	$760

See notes to financial statements.

DIVVYPAY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

Note 1 – Description of Business and Summary of Significant Accounting Policies

Organization

DivvyPay, Inc. and Subsidiaries (the “Company,” “Divvy,” “we,” or “us”) provides a secure financial platform for businesses in the United States of America to manage payments and subscriptions, build strategic budgets, and eliminate expense reports. With Divvy, employers can give employees direct access to funds, effectively eliminating expense reports and retroactive reimbursement. After signing up, the business owner and their designated employees receive physical Divvy credit cards. Divvy cardholders can create online (virtual) cards, set spending and budget controls, and control card activity in the Divvy platform. We have a free bill pay feature that allows businesses to pay bills through the platform. The card activity and bill payments instantly integrate with the Divvy platform. Divvy does not charge a fee for use of its expense management software. Divvy earns revenue on the banking side of its transactional system, whereby the U.S. based card issuing bank (“Issuing Bank”) and bill pay processor (“Bill Pay Processor”) share a portion of the interchange rebate fee with Divvy. Divvy also offers extended terms on card balances and bill pay advances. We were incorporated in the state of Delaware in April 2016 and are headquartered in Draper, Utah.

Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). All intercompany accounts and transactions have been eliminated in consolidation.

Divvy is subject to risks similar to those of other companies of similar size in its industry, including but not limited to, successful development of products and services, access to capital, competition, protection of proprietary technology, dependence on key individuals, and risks associated with changes in information technology. The consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company incurred a net loss of $60.0 million, had cash used in operating activities of $47.6 million and held unrestricted cash and cash equivalents of $123.7 million as of and for the year ended December 31, 2020. We estimate that cash on hand, available financing arrangements, and projected cash flows from operations will generate sufficient cash flow to cover monthly net cash outflows that are expected over the next 12 months from the date that the consolidated financial statements were available to be issued. As a result of the above, we believe the Company has sufficient working capital to conduct operations and to meet its obligations in the future. In the event these sources of liquidity are not sufficient to meet obligations as they come due, management may seek additional debt or equity financing and management has the ability and commitment to reduce operating expenses, as necessary.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Such estimates, which we evaluate on an on-going basis, include allowances for acquired card receivables and loans receivable, allowance for doubtful accounts, useful lives for property and equipment and intangible assets, valuation allowances for net deferred income tax assets, valuation of stock-based compensation and common stock, and accrued rewards and promotions. We base our estimates on historical experience and on various other assumptions which we believe to be reasonable.

Concentration of Credit Risk and Significant Customers

Financial instruments that potentially subject us to a concentration of credit risk consist principally of cash, restricted cash, acquired card receivables, loans receivable and accounts receivable. We deposit cash with high credit quality financial institutions, which at times, may exceed federally insured amounts. We have not experienced any losses on our deposits. Our interchange revenue and accounts receivable are derived substantially from one customer bank.

Cash and Cash Equivalents and Restricted Cash

Cash and cash equivalents include cash balances maintained in bank demand deposit and money market accounts. Amounts restricted under deposit control agreements are classified separately as restricted cash. Divvy considers all highly liquid investments with an original maturity of three months or less when purchased to be cash and cash equivalents.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the balance sheet that sums to the total of the same such amounts shown in the consolidated statements of cash flows (in thousands).

	2020	2019
Cash and cash equivalents	$123,712	$47,986
Restricted cash	8,300	6,495

Total cash, cash equivalents and restricted cash shown in the consolidated statements of cash flows	$132,012	$54,481

Accounts Receivable

Accounts receivable are recorded at the original invoiced amount and do not bear interest. Accounts receivable are presented net of an allowance for doubtful accounts based on the probability of future collection. When management becomes aware of circumstances that may decrease the likelihood of collection, it records a specific allowance against amounts due, which reduces the receivable to the amount that management reasonably believes will be collected. Account balances are written off against the allowance for doubtful accounts when the potential for recovery is remote. Recoveries of receivables previously written off are recorded when payment is received. No allowance for doubtful accounts has been recorded as of December 31, 2020 and 2019.

Acquired Card Receivables, Net

As part of the onboarding process, Divvy platform users (“Users”) are provided with a credit limit subject to an underwriting process which is periodically re-performed based on risk indicators and the size of the credit limit.

Acquired card receivables represent amounts due on card transactions integrated with the Divvy platform. Divvy is contractually obligated to purchase all card receivables from the Issuing Bank including authorized transactions that have not cleared at the Issuing Bank. Acquired card receivables are recorded at the time a transaction clears the Issuing Bank and generally payment for the card receivables is made on the day the transaction clears the Issuing Bank.

Acquired card receivables are reported at their principal amounts and include uncollected fees outstanding net of allowance for losses. Acquired card receivables are deemed to be held for investment when management has the intent and ability to hold them for the foreseeable future. Acquired card receivables held for investment serve as collateral for the 2019 Credit Facility (See Note 9 – Credit Facility – Related Party).

The receivables portfolio consists of a large group of homogeneous smaller balances across a wide range of industries. The allowance reflects our estimate of uncollectable balances resulting from credit and fraud losses and is based on the determination of the amount of expected losses inherent in the acquired receivable as of the reporting date. We review delinquency reports, historical collection rates, changes in platform user payment patterns, economic trends, subsequent collection performance and other information in order to make judgments as to probable credit losses. We monitor historical rates and other information in order to make judgments as to probable fraud losses. In general, acquired card receivables are written off after substantially the entire balance becomes 120 days delinquent. Assumptions regarding probable losses are reviewed periodically and may be impacted by actual performance of receivables and changes in any of the factors discussed above. The allowance also includes a reserve for fees that have been waived to maintain customer goodwill or fees that have been written off as uncollectible, which is recorded against the fee revenue recognized.

Card Receivables Held for Sale

We sell a portion of acquired card receivables to a third-party bank (“Purchasing Bank”) at a discount. Card receivables held for sale are carried at the lower of cost or estimated market value at the individual User account level. Net unrealized losses are recognized through a valuation allowance by charges to expense.

Loans Receivable, Net

Loans receivable, net consist of card balances that have been rolled into a loan with extended terms as well as accounts for which we have advanced funds to complete bill pay transactions. Loans receivable generally have terms between one and three months.

Loans receivable are reported at their principal amounts outstanding and include uncollected billed interest and fees and are presented net of allowances for losses. Loan receivable consists of a small group of balances across a range of Users in various industries. The allowance reflects our estimate of uncollectible balances resulting from credit losses and is based on the determination of the amount of expected losses inherent in the receivable as of the reporting date. We review delinquency reports, historical collection rates, economic trends, and other information in order to make judgments as to probable credit losses. Assumptions regarding probable losses are reviewed periodically and may be impacted by actual performance of receivables and changes in any of the factors discussed above.

Due to the potential for elevated credit losses related to the economic impacts from the COVID-19 pandemic our loan program is currently suspended. As of December 31, 2020 loans receivable, net were $0.

Deposits

Deposits consist of short-term lease deposits and deposits with the Issuing Bank. As part of the arrangement with the Issuing Bank, we are required to maintain a deposit with the Issuing Bank relative to average daily card transactions as collateral for authorized transactions that have yet to be purchased by Divvy. As of December 31, 2020 and 2019, deposits with the Issuing Bank were $18.9 million and $10.0 million, respectively.

Transfers of Financial Assets

We account for transfers of financial assets as sales when the Company has surrendered control over the transferred assets. Control is generally considered to have been surrendered when the transferred assets have been legally isolated from the Company, the transferee has the right to pledge or exchange the assets without any significant constraints, and the Company has not entered into a repurchase agreement, does not hold unconditional call options and has not written put options on the transferred assets. In assessing whether control has been surrendered, the Company considers whether the transferee would be a consolidated affiliate and the impact of all arrangements or agreements made contemporaneously with, or in contemplation of the transfer, even if they were not entered into at the time of transfer. The Company measures gain or loss on sale of financial assets as the net proceeds received on the sale less the carrying amount of the card receivables sold. The net proceeds of the sale represent the fair value of any assets obtained or liabilities incurred as part of the transaction, including, but not limited to participating interest assets, servicing liabilities and recourse obligations.

Servicing

We recognized a participating interest asset from an agreement to sell card receivables to the Purchasing Bank in which we receive a servicing fee that is variable based on the performance of card receivables sold to the third-party bank.

Participating interest assets are measured at estimated fair value using a discounted cash flow model. The cash flows in the valuation model represent the difference between the contractual servicing fees charged to purchasers and an estimated market servicing fee. Since contractual servicing fees are generally based on the yield achieved by the purchaser, the expected cash flows in the model incorporate estimates of net losses and prepayments. The participating interest asset is recorded at fair value in the accompanying consolidated balance sheets within prepaid and other current assets, and subsequent changes in fair value at each reporting period are recorded in other income (expense) in the accompanying consolidated statements of operations and comprehensive loss.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Expenditures that materially increase values or capacities or extend useful lives of property and equipment are capitalized. Repairs and maintenance costs that do not extend the useful life or improve the related assets are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets or over the related lease terms (if shorter). The estimated useful life of each asset category is as follows:

Estimated Useful Life
Computer and office equipment	3 years
Furniture and fixtures	5 years
Leasehold improvements	Lesser of lease term or useful life (1-10 years)
Capitalized software development costs	3 years

Certain costs incurred to develop software applications used in our platform are capitalized and included in property and equipment, net on the balance sheet. Capitalizable costs consist of (1) certain external direct costs of materials and services incurred in developing or obtaining internal-use software; and (2) payroll and payroll-related costs for employees who are directly associated with and who devote time to the project. These costs generally consist of internal labor during configuration, coding, and testing activities. Product development costs incurred during the preliminary project stage, or costs incurred for data conversion activities, training, maintenance and general and administrative or overhead costs, are expensed as incurred. Costs that cannot be separated between the maintenance of, and relatively minor upgrades and enhancements to, internal-use software are also expensed as incurred. Costs incurred during the application development stage that significantly enhance and add new functionality to the platform are recognized as capitalized software development costs. Capitalization begins when: (1) the preliminary project stage is complete; (2) management with the relevant authority authorizes and commits to the funding of the software project; (3) it is probable the project will be completed; and (4) the software will be used to perform the functions intended.

Intangible Assets, Net and Goodwill

Acquired finite-lived intangibles are amortized on a straight-line basis over the estimated useful life of the asset. Estimated useful lives are determined considering the period the assets are expected to contribute to future cash flows. We evaluate the recoverability of our finite-lived intangible assets periodically and consider events or circumstances that warrant revised estimates of useful lives or that indicate impairment exists.

When there are indicators of potential impairment, we evaluate recoverability of the carrying values of property and equipment and intangible assets by comparing the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds our estimated undiscounted future net cash flows, an impairment charge is recognized based on the amount by which the carrying value of the asset exceeds the fair value of the asset.

Goodwill represents the excess cost of the fair value of the net tangible and identifiable intangible assets acquired in a business combination. Goodwill is not subject to amortization but is monitored annually for impairment or more frequently if there are indicators of impairment. Management considers the following potential indicators of impairment: (1) significant underperformance relative to historical or projected future operating results; (2) significant changes in our use of acquired assets or the strategy of our overall business; and (3) significant negative industry or economic trends. We operate under one reporting unit and, as a result, evaluate goodwill impairment based on our fair value as a whole. Our current year impairment test did not result in any impairment of the goodwill balance. We have no other intangible assets with indefinite useful lives.

Leases

We lease our facilities under operating leases. For leases that contain rent escalation or rent concession provisions, we record rent expense for the total rent payable during the lease term on a straight-line basis over the term of the lease. We record the difference between the rent paid and the straight-line rent as a deferred rent liability in accounts payable and accrued liabilities in the accompanying balance sheets. We are subject to a non-cancellable lease for a portion of office space for which use has temporarily ceased and is subject to a sublease. For the subleased office space, the future lease payments, net of sublease payments are recognized as a loss on sublease in the consolidated statements of operations and comprehensive loss within other income (expense), net with a corresponding liability in the consolidated balance sheets.

Preferred Stock Warrant

The preferred stock warrant (see Note 11) is recorded as a liability at fair value in the accompanying consolidated balance sheets, and changes in fair value at each reporting period are recorded in other expenses, net in the accompanying consolidated statements of operations and comprehensive loss. The preferred stock warrant expired unexercised in April 2020.

Settlements Payable

Settlements payable includes amounts due to the Issuing Bank for card receivables Divvy is obligated to purchase but for which payment has not been made. As of December 31, 2020 and 2019, amounts due to the Issuing Bank are $0 and $6.9 million, respectively.

We sell a portion of acquired card receivables daily to the Purchasing Bank at a discount. Divvy retains servicing of the card receivables that have been sold to the Purchasing Bank and therefore collects payment from cardholders. Cardholder payments that have been received but not remitted to the Purchasing Bank are recognized within settlements payable. Settlements payable are offset by receivables from the Purchasing Bank for card receivables that have been sold to the Purchasing Bank but for which Divvy has not received payment from the Purchasing Bank. As of December 31, 2020 and 2019, net amounts due to the Purchasing Bank are $2.1 million and $0.3 million, respectively.

Accrued Rewards and Promotions

Users participate in a rewards programs based on card transaction volume. The rewards and promotion programs are operated solely by the Company and there is no contractual requirement between the Company and the Issuing Bank for the Company to operate a rewards program for Users. Rewards and promotion expense are recognized as the Users earn rewards, generally by spending on their card. We record a rewards and promotions liability that represents the estimated cost for earned rewards and promotions. Rewards liabilities are impacted over time by redemption costs and by Users meeting eligibility requirements. Changes in the rewards and promotion liabilities during the period are recognized as an increase or decrease to sales and marketing expense in the accompanying consolidated statements of operations and comprehensive loss. Rewards and promotions expense were $16.4 million and $10.8 million for the years ended December 31, 2020 and 2019, respectively.

Revenue Recognition

Interchange Revenue

Interchange Revenue is derived from rebates given by the Issuing Bank and Bill Pay Processor on transactions processed through the Divvy platform. We satisfy our performance obligations by providing a marketing service to the Issuing Bank and Bill Pay Processor for transactions processed by our customers. Revenue is recognized when these services are provided to the Issuing Bank and Bill Pay Processor, as card and bill pay activity occurs on the Divvy platform, in an amount that reflects the consideration we expect to be entitled to in exchange for those services based on negotiated rebate amounts in contracts. Payment is generally received monthly in the month following the transaction activity.

Revenue is recognized through application of the following steps:

•	Identification of the contract, or contracts, with a customer

•	Identification of the performance obligations in the contract

•	Determination of the transaction price

•	Allocation of the transaction price to the performance obligations in the contract

•	Recognition of revenue when, or as, we satisfy a performance obligation

Referral Fee Revenue

We receive referral fees from partner banks when businesses referred by Divvy to the banks are approved for loans under government stimulus programs. Referral fee revenue is recognized at the point in time when partner banks notify Divvy of loan approval for borrowers referred by Divvy.

Other Revenue

We earn revenue from fees on overdue accounts, which is recognized when the fees are assessed. The fee is calculated using the greater of a minimum charge or a stated late fee rate multiplied by the outstanding balance that is subject to a late fee charge. On occasion, these fees are waived to maintain customer goodwill. The established reserve for such waived amounts is estimated and offset against the late fee revenue recognized. Payments from customers are applied to fees first unless the account has been written off. The Company stops accruing fee revenue and reverses all accrued but unpaid fees when receivables on the account become 60 days past due.

We earn fee and interest revenue on loans receivable from card balances that have been rolled into a loan with extended terms and from accounts for which we have advanced funds, with extended terms, to complete bill pay transactions. We recognize fees and interest on loans receivable using the effective interest method. We place loans on non-accrual status at 60 days past due. When a loan is placed on non-accrual status, the Company stops accruing interest and reverses all accrued but unpaid interest as of such date. Fees and interest resumes being accrued when the loan becomes current.

The services provided by the Company for subscription-based arrangements are considered stand-ready performance obligations where customers benefit from the services evenly throughout the service period. Revenue is primarily recognized on a ratable basis over the contractual subscription period of the arrangement beginning when or as control of the promised services is transferred to the customer as this reflects the pattern of transfer for these services.

Deferred Revenue

Deferred revenue consists of billings and payments received in advance of revenue recognition. We constrain variable consideration such as incentive payments if it is probable that a significant portion of revenue would be reversed. Deferred revenue was $0.2 million, $0.4 million, and $0.4 million as of January 1, 2019, December 31, 2019 and 2020, respectively. No revenue was recognized during the years ended December 31, 2020 and 2019 that was included in deferred revenue as of the beginning of each respective period.

Cost of Revenue

Cost of revenue consists of our managed hosting provider and other third-party service providers, employee-related costs including payroll, benefits and stock-based compensation expense for our operations and customer support teams, amortization of capitalized software development costs and developed technology, and allocated overhead costs, which we define as rent, facilities and costs related to information technology.

Sales and Marketing

Sales and marketing expenses primarily consist of advertising, business development, rewards and promotions, and payroll expenses for employees engaged in sales and marketing. Advertising costs are expensed as incurred and totaled $4.3 million and $3.8 million for the years ended December 31, 2020 and 2019.

Product Development

Product development expenses consist of design, development, and payroll expenses for employees involved in development of our product that do not meet the criteria for capitalized software development costs.

General and Administrative

General and administrative expenses primarily consist of payroll expenses for executive management, accounting, finance, tax, legal, risk, and human resources, professional service fees, and other general overhead costs.

Stock-Based Compensation

We account for all stock options and awards granted to employees using a fair value method. Stock-based compensation is recognized as an expense and is measured at the fair value of the award. The measurement date for employee awards is generally the date of the grant. Stock-based compensation costs are recognized as expense over the requisite service period, which is generally the vesting period for awards, on the straight-line method. Forfeitures are accounted for as they occur.

We account for warrants issued to purchase common stock using a fair value method. Common stock warrants are fully vested when issued and the measurement date for warrants is the date the warrant is approved by the board. Warrants issued in connection with credit facilities are included in deferred financing costs and recognized over the term of the facility.

We use the Black-Scholes option pricing model to determine the fair value of stock options and common stock warrants. The Black-Scholes option pricing model is affected by the unit price and several assumptions, including the award’s expected life, risk-free interest rate, the expected volatility of the underlying stock and expected dividends.

These assumptions are estimated as follows:

•	Fair Value of Our Common Stock. We estimated the fair value of common stock using the backsolve method based on equity transactions with unrelated parties.

•	Risk-Free Interest Rate. We base the risk-free interest rate on the implied yield available on U.S. Treasury zero-coupon issues with remaining terms similar to the expected term on the options.

•

Expected Term. We estimate the expected term for employee stock options using the simplified method due to the lack of historical exercise activity for our company. The simplified method calculates the expected term as the mid-point between the vesting date and the contractual expiration date of the award. We estimate the expected term for warrants using the contractual term.

•	Volatility. We estimate the price volatility factor based on the historical volatilities of comparable public companies as we do not have a sufficient trading history for our common stock.

•	Expected Dividend Yield. We have not paid and do not expect to pay dividends for the foreseeable future.

Employee Benefit Plan

The Company sponsors a qualified 401(k) defined contribution plan covering eligible employees. Participants may contribute a portion of their annual compensation limited to a maximum annual amount set by the Internal Revenue Service. There were no employer contributions under this plan for the years ended December 31, 2020 and 2019.

Income Taxes

Deferred tax assets and liabilities are accounted for using the asset and liability method and represent the future tax consequences attributable to differences between consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates that are expected to be in effect when these temporary differences are expected to reverse. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. As of December 31, 2020 and 2019, deferred tax assets were fully offset by a valuation allowance. We recognize interest and penalties as a component of income tax expense.

We file income tax returns in the U.S. federal and state jurisdictions. The Company is not currently under examination in any jurisdiction in which it operates.

A tax benefit from an uncertain tax position may only be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions for any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold upon recognition. We evaluate uncertain tax positions, if any, on a continual basis through review of policies and procedures, review of regular tax filings, and uncertain tax positions that are material to the consolidated financial statements.

Comprehensive Loss

Comprehensive loss consists of net loss and other comprehensive loss. Other comprehensive loss refers to revenues, expenses, gains, and losses that under U.S. GAAP are recorded as an element of stockholders’ equity but are excluded from net loss. For the years ended December 31, 2020 and 2019, the only component of comprehensive loss is net loss.

Fair Value Measurements

We follow ASC 820, Fair Value Measurements and Disclosures, which defines fair value and establishes a framework to measure fair value. This guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The three levels of the fair value hierarchy are as follows:

•	Level 1 – quoted prices in active markets for identical assets or liabilities.

•

Level 2 – quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets in markets that are not active, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

•	Level 3 – significant unobservable inputs for the asset or liability.

Recently Adopted Accounting Pronouncements

In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2018-13, Fair Value Measurements (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement. The amendments in this ASU remove, modify, and make certain additions to the disclosure requirements on fair value measurements. Divvy adopted the amendments of this ASU during the year ended December 31, 2020. The Company has modified its fair value disclosures to conform to the amendments of this ASU.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The FASB has also issued ASU 2020-05 which delayed the effective date of adoption for private companies to January 1, 2022. Topic 842 requires lessees to recognize a right-of-use (“ROU”) asset and a lease liability on the balance sheet for all leases with the exception of short-term leases. For lessees, leases will be classified as either operating or finance leases in the financial statements. The new standard must be adopted using a modified retrospective transition and provides for certain practical expedients. We are evaluating the impact the adoption of this update will have on the consolidated financial statements and expect the most significant impact will be the recognition on the balance sheet of ROU assets and lease liabilities for future leases. The Company does not expect the adoption to have a significant impact on the consolidated statement of operations and comprehensive loss.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments included in this ASU require an entity to reflect its current estimate of all expected credit losses for assets held at an amortized cost basis. This ASU will require that credit losses be presented as an allowance rather than as a write-down. In November 2018, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments – Credit Losses, which provides clarification on the scope of the guidance. In November 2019, the FASB issued ASU 2019-10 which delays the effective date of adoption for private companies to January 1, 2023. The Company is currently evaluating the impact the adoption of this standard will have on the consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which is intended to align the requirements for capitalization of implementation costs incurred in a cloud computing arrangement that is a service contract with the existing guidance for internal-use software. This guidance is effective for financial statements issued for fiscal years beginning after December 15, 2020 with early adoption permitted. The guidance provides flexibility in adoption, allowing for either retrospective adjustment or prospective adjustment for all implementation costs incurred after the date of adoption. The Company is currently evaluating the impact the adoption of this standard will have on the consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes: Simplifying the Accounting for Income Taxes, as part of its overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. Among other things, the new guidance simplifies and reduces the complexity in accounting for income taxes. The guidance is effective for financial statements issued for fiscal years beginning after December 15, 2020, with early adoption permitted. The Company does not expect the adoption of this guidance to have a material impact on the consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. In response to concerns about structural risks of the cessation of LIBOR, the amendments in this ASU provide optional guidance for a limited time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. The amendments in this ASU provide optional expedients and exceptions for applying GAAP to contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met. The amendments in this ASU apply only to contracts and hedging relationships that reference LIBOR or another reference rate expected to be discontinued due to reference rate reform. The expedients and exceptions provided by the amendments do not apply to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022. The amendments in this ASU are elective and were effective March 12, 2020 for all entities. The Company is currently evaluating the impact the standard will have on the consolidated financial statements and related disclosures.

Note 2 – Acquired Card Receivables, Loans Receivable and Related Allowances

We have portfolios of acquired card receivables and loans receivable.

Credit Quality Indicators

We regularly review collection experience, delinquencies, and net charge-offs in determining allowances for credit losses.

Information related to the current and delinquent receivables by class is shown below (in thousands):

	As of December 31, 2020
	Acquired Card Receivables	Loans Receivable	Total
Current and past due less than 30 days	$110,247	$—	$110,247
Past due 30 to 59 days	877	—	877
Past due 60 to 89 days	780	—	780
Past due 90 to 119 days	948	—	948
Past due 120 or more days	824	—	824

Total receivables	$113,676	$—	$113,676

	As of December 31, 2019
	Acquired Card Receivables	Loans Receivable	Total
Current and past due less than 30 days	$64,728	$4,884	$69,612
Past due 30 to 59 days	1,869	—	1,869
Past due 60 to 89 days	528	—	528
Past due 90 to 119 days	607	—	607
Past due 120 or more days	1,370	200	1,570

Total receivables	$69,102	$5,084	$74,186

The following table presents the outstanding balance of receivables 60 days or more past due that continue to accrue fees or interest and receivables classified as nonperforming (in thousands):

	As of December 31, 2020
	Acquired Card Receivables	Loans Receivable	Total
60 days or more and accruing fees and interest	$—	$—	$—
Nonperforming	$2,053	$—	$2,053

	As of December 31, 2019
	Acquired Card Receivables	Loans Receivable	Total
60 days or more and accruing fees and interest	$—	$200	$200
Nonperforming	$1,602	$200	$1,802

The portfolios of acquired card receivables and loans receivable are commercial accounts diversified across various geographies and industries. We manage credit risk based on common risk characteristics including macroeconomic factors such as unemployment rates and User financial condition. Certain lines of credit and acquired card receivable balances are collateralized by cash deposits held by the Issuing Bank. Before an account is charged off, we obtain any available cash collateral from the Issuing Bank. The key indicator we assess in monitoring the credit quality and risk in the portfolios of acquired card receivables and loan receivables are delinquency trends.

The following table provides changes in the Company’s allowance for credit losses on acquired card receivables and loans receivables (in thousands):

	Acquired Card Receivables	Loans Receivable	Total
Balance at January 1, 2019(a)	$3,283	$—	$3,283
Provision for loan losses(a)	5,038	74	5,112
Charge-offs(a)	(5,529)	—	(5,529)
Recoveries	93	—	93

Balance at December 31, 2019	2,885	74	2,959

Provision for loan losses	9,192	200	9,392
Charge-offs	(7,758)	(324)	(8,082)
Recoveries	324	50	374

Balance at December 31, 2020	$4,643	$—	$4,643

(a)

For the year ended December 31, 2019, the beginning allowance, provision for losses and charge-offs include balances that were owned by the Issuing Bank, but the receivables were guaranteed by Divvy in the event of default by the User. As of December 31, 2019, all card receivables are purchased and there are no guaranteed receivables.

The Company also incurred $0.7 million and $0.6 million in losses for the years ended December 31, 2020 and 2019, respectively, related to card transactions disputed by cardholders. Losses related to card transaction disputes are included within provision for losses on acquired card receivables and loans receivable within the consolidated statements of operations and comprehensive loss.

$109.4 million of card receivables served as collateral for the 2019 Credit Facility (see Note 9) as of December 31, 2020.

The following table provides additional detail of the Company’s allowance for credit losses by impairment methodology (in thousands):

	As of December 31, 2020
	Acquired Card Receivables	Loans Receivable	Total
Allowance for credit losses evaluated for impairment:
Collective evaluation	$4,541	$—	$4,541
Specific evaluation	102	—	102

Total allowance for credit losses	$4,643	$—	$4,643

Recorded balance in receivables evaluated for impairment:
Collective evaluation	$113,418	$—	$113,418
Specific evaluation	258	—	258

Total receivables	$113,676	$—	$113,676

	As of December 31, 2019
	Acquired Card Receivables	Loans Receivable	Total
Allowance for credit losses evaluated for impairment:
Collective evaluation	$1,920	$74	$1,994
Specific evaluation	965	—	965

Total allowance for credit losses	$2,885	$74	$2,959

Recorded balance in receivables evaluated for impairment:
Collective evaluation	$68,006	$5,084	$73,090
Specific evaluation	1,096	—	1,096

Total receivables	$69,102	$5,084	$74,186

Note 3 – Transferred Receivables and Servicing

The Company has some form of continuing involvement in receivables sold to Purchasing Bank, including as servicer. See Note 14 – Fair Value Measurements regarding the participating interest asset. For receivables where servicing is the only form of continuing involvement, the Company would only experience a loss if it were required to repurchase a delinquent receivable due to a breach in representations and warranties associated with its receivable sale or servicing contracts. The Company recognized $0.3 million and $0.1 million in servicing revenue for transferred receivables for the years ended December 31, 2020 and 2019, respectively.

As of December 31, 2020, the aggregate unpaid principal balance of transferred receivables was $18.6 million, of which $0.9 million was 30 days or more past due and not charged off. As of December 31, 2019, the aggregate unpaid principal balance of the transferred receivables was $4.0 million, of which none was 30 days or more past due.

Note 4 – Property and Equipment

Property and equipment, net consisted of the following (in thousands):

	As of December 31,
	2020	2019
Computer and office equipment	$2,026	$1,428
Furniture and fixtures	3,095	718
Leasehold improvements	12,250	64
Capitalized software development costs	13,310	5,992

Total property and equipment	30,681	8,202

Less accumulated depreciation and amortization	5,208	1,592

Total property and equipment, net	$25,473	$6,610

Depreciation expense for computer and office equipment, furniture and fixtures and leasehold improvements were $1.4 million and $0.5 million for years ended December 31, 2020 and 2019. We recognized a $0.6 million loss on disposal of fixed assets for the year ended December 31, 2020 primarily due to our move to a new office space in Draper, Utah. Amortization expense for capitalized software development costs for years ended December 31, 2020 and 2019 were $3.4 million and $1.0 million, respectively, including approximately $0.9 million and $0.2 million, respectively, related to the write-off of capitalized cost for software features no longer in use. Amortization expense for capitalized software development costs is recorded within cost of revenue on the consolidated statements of operations and comprehensive loss.

Note 5 – Acquisition

On September 12, 2019, we acquired all outstanding shares of Phlo, Inc. for the purpose of enhancing our offering of financial products including accounting software. Before the acquisition was consummated, certain minority shareholders and a board member of Phlo, Inc. were also minority shareholders and a board member of Divvy. We have included the operating results of the business combinations in our consolidated financial statements since the date of the acquisition.

The following table summarizes the estimated fair values of the consideration transferred, assets acquired, and liabilities assumed as of the date of the Phlo, Inc. acquisition (in thousands):

2019
Fair value of consideration transferred
Cash paid	$1,010
Common stock	681
Contingent liability	224

Total fair value of consideration transferred	$1,915

Identifiable assets acquired
Cash	$70
Prepaid expenses and other current assets	120
Intangible assets: developed technology	1,445
Intangible assets: customer relationships	144

Total assets acquired	$1,779

Liabilities assumed
Accounts payable and accrued expenses	$47
Deferred tax liability	222

Total liabilities assumed	$269

Goodwill	405

Total purchase consideration	$1,915

The excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired was recorded as goodwill. The goodwill generated from this transaction is attributable to the expected synergies to be achieved upon consummation of the business combination and the assembled workforce value. The fair values assigned to tangible and identifiable intangible assets acquired and liabilities assumed are based on management’s estimates and assumptions. The goodwill associated with this acquisition is not deductible for tax purposes.

Developed technology represents the estimated fair value of the acquired existing technology and is being amortized over its estimated remaining useful life of six years. Customer lists represents estimated fair value of the acquired customer base and is amortized over the estimated remaining useful life of five years.

The net deferred tax liability from this acquisition provided a source of additional income to support the realizability of our pre-existing deferred tax assets and as a result, we released a portion of our valuation allowance. This resulted in an income tax benefit of $0.2 million for the year ended December 31, 2019.

The contingent consideration consisted of $0.1 million in cash and 94,363 shares of common stock upon the successful achievement of specified developed technology targets. The developed technology targets were considered met in January 2020. As of December 31, 2020, no contingent consideration is payable.

Note 6 – Goodwill and Intangible Assets

Goodwill was $0.4 million as of December 31, 2020 and 2019. There were no goodwill impairment charges during the years ended December 31, 2020 and 2019.

Definite-lived intangible assets consisted of the following (in thousands):

	As of December 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Developed technology	$1,445	$(314)	$1,131
Customer relationships	144	(37)	107

Total	$1,589	$(351)	$1,238

	As of December 31, 2019
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Developed technology	$1,445	$(72)	$1,373
Customer relationships	144	(9)	135

Total	$1,589	$(81)	$1,508

Amortization expense for intangible assets was $0.4 million and $0.1 million for the years ended December 31, 2020 and 2019. Amortization expense for developed technology and customer relationships are recorded within cost of revenue and sales and marketing, respectively, on the consolidated statements of operations and comprehensive loss.

Based on the recorded intangible assets at December 31, 2020, estimated amortization expense is expected to be as follows (in thousands):

Amortization Expense
Years Ending December 31:
2021	$270
2022	270
2023	270
2024	261
2025	167

Total	$1,238

Note 7 – Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities were as follows (in thousands):

	As of December 31,
	2020	2019
Accounts payable	$307	$328
Accrued payroll and benefits	1,645	1,570
Accrued bonus and commissions	635	773
Accrued interest	380	353
Deferred rent and tenant improvement payable	1,025	24
Accrued contingent consideration	—	238
Other accrued liabilities	1,407	554

Total accounts payable and accrued liabilities	$5,399	$3,840

Note 8 – Notes Payable to Related Parties

In October 2018, we entered a related party convertible promissory note (“Promissory Note 1”) with a stockholder of Divvy for a principal balance of $2.0 million and a maturity date of October 23, 2019. Interest on the note was 10% per annum payable on the maturity date. Promissory Note 1 contained a conversion option whereby if the sale of the Company occurred before the maturity date, in lieu of payment of principal and interest, the holder would receive either (a) cash equal to 1.5 times the outstanding principal and accrued interest or (b) shares of common stock at a price equal to 90% of the common stock price then in effect.

Promissory Note 1 was repaid in full in cash in April 2019. At maturity, the accrued interest of $0.1 million on the note was forgiven and recognized in other income on the statements of operations and comprehensive loss.

In October 2018, we entered a related party convertible promissory note (“Promissory Note 2”) with a stockholder of Divvy for a principal balance of $5.0 million. Interest on the note was at 7% per annum. The principal balance and unpaid interest were due and payable upon request of the holder on or after October 30, 2019. The promissory note provided for an automatic conversion to equity if Divvy issued and sold shares of its equity securities to investors on or before October 30, 2019, with total proceeds of not less than $5.0 million. The conversion price was equal to the cash price per share paid for the equity raise less a 20 percent discount.

The conversion feature in the promissory note is considered a derivative in accordance with ASC Topic 815 – Derivatives and Hedging. The fair value of the conversion feature at issuance was recognized as a discount on the note and amortized over the term of the note to interest expense.

In April 2019, Promissory Note 2 and the related accrued interest were converted to 313,169 shares of Series C Preferred Stock. Upon conversion, the $0.7 million in unamortized discount on the note was recognized in other expenses, net in the accompanying consolidated statements of operations and comprehensive loss.

Note 9 – Credit Facility – Related Party

In January 2019, we entered a revolving warehouse credit facility (“2019 Credit Facility”) with a committed limit of $100 million. The facility has a final maturity date of January 2022. The stated interest on the facility is at 7.5% which may be reduced to 6.5% over time subject to certain conditions, plus LIBOR (subject to a floor rate of two percent). The facility includes an unused fee of 0.5%, however, to the extent utilization requirements are not met, the unused fee is equal to the stated interest rate for the portion unused funds under the utilization requirement.

The Company agrees to debt covenants which include tangible net worth requirements and cash covenant restrictions. As of December 31, 2020, Divvy is compliant with its financial covenants.

As an issuance cost for the 2019 Credit Facility, the Company issued to the lender 404,319 warrants to purchase common stock with a strike price of $0.01 per share and the lender fully exercised the warrants in April 2019 (see Note 10 – Stockholders’ Equity). The deferred financing cost will be amortized into interest expense over the term of the 2019 Credit Facility.

Proceeds from the 2019 Credit Facility may only be used to finance the purchase of card receivables meeting certain criteria with an advance rate of up to 90% of the receivables purchased. The 2019 Credit Facility is secured by a security interest in financed receivable.

Total accrued interest payable on the 2019 Credit Facility as of December 31, 2020 and 2019 was $0.4 million and is included in accounts payable and accrued liabilities in the accompanying consolidated balance sheets.

The 2019 Credit Facility was amended at various times throughout the year ended December 31, 2020 including to modify the advance rate on purchased receivables, allow for the financing of cash advances to Users, increase the minimum utilization of the committed amount, update the definition of eligible receivables, decrease financial covenant thresholds and to decrease the interest rate to LIBOR plus 6.0% - 6.5%, based on certain conditions.

The 2019 Credit Facility was amended in March 2021; see Note 16 – Subsequent Events.

Note 10 – Line of Credit

In March 2020, we entered into a working capital revolving line of credit (“2020 Line of Credit”) with a limit of $35 million. Interest on the facility is at the greater of LIBOR and 1%, plus 3% to 4% depending on the Company’s quick ratio. The line of credit matures in March 2023. The Company agrees to debt covenants which include adjusted quick ratio and cash restrictions. As of December 31, 2020, Divvy is compliant with its financial covenants and there are no outstanding balances on the 2020 Line of Credit.

Note 11 – Stockholders’ Equity

Common Stock

Each share of common stock has the right to one vote on all matters submitted to a vote of stockholders. The holders of common stock are also entitled to receive dividends whenever funds are legally available and if declared by the board of directors, subject to prior rights of holders of all classes of preferred stock outstanding having priority rights as to dividends. No dividends have been declared or paid on the common stock through December 31, 2020.

In January 2019, we issued fully vested warrants to purchase 404,319 shares of common stock with an exercise price of $0.01 per share in connection with the 2019 Credit Facility (see Note 9 – Credit Facility – Related Party). The warrants had an issuance date fair value of $1.58 per share. We recognized $0.8 million of deferred financing costs in connection with the warrants. The warrants were fully exercised in April 2019.

In April 2019, we issued warrants to purchase 130,080 shares of common stock with an exercise price of $0.75 per share to certain shareholders of the Company. The warrants provided for immediate vesting and had an issuance date fair value of $1.43 per share. We recognized $0.2 million in stock-based compensation in connection with the related party warrants within general and administrative expense in our consolidated statements of operations and comprehensive loss for the year-ended December 31, 2019. There are 130,080 related party warrants outstanding as of December 31, 2020. The warrants expire on June 1, 2028.

In July 2019, we issued warrants to purchase 24,316 shares of common stock with an exercise price of $1.89 per share in connection with an agreement to sell card receivables to a third party. Fifty percent of the warrants are exercisable at least one year from the issuance date and the remaining warrants are exercisable at least two years from the issuance date subject to restrictions. The warrants had an issuance date fair value of $1.21 per share. We recognized $0.1 million in stock-based compensation within general and administrative expense in our consolidated statements of operations and comprehensive loss for the year-ended December 31, 2019. There are 24,316 of such warrants outstanding as of December 31, 2020. The warrants expire on the tenth anniversary after the award date.

Preferred Stock

We have six classes of preferred stock authorized and outstanding as of December 31, 2020: Seed 1, Seed 2, Series A, Series B, Series C and Series D preferred stock (collectively referred to as “Preferred Stock”). The holders of Preferred Stock have various rights and preferences as follows:

Dividends

Holders of Preferred Stock are entitled to receive, on a pari passu basis, noncumulative dividends at the rate of 6% per annum of their applicable original issue price per share (as adjusted for any stock dividends, stock splits, combinations, or other similar recapitalizations), payable only when, as and if declared by the board of directors and only out of funds that are legally available therefor. No dividends have been declared or paid on the Preferred Stock through December 31, 2020.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series D Preferred Stock (“Senior Preferred”), on a pari passu basis, shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, prior and in preference to any payment to the holders of Seed 1, Seed 2, Series A, Series B and Series C Preferred Stock (“Junior Preferred”) and common stock, the greater of (i) an amount per share equal to the original issue price plus any dividends declared but unpaid thereon and (ii) an amount per share as would have been paid had all shares of Series D preferred stock been converted into common stock. After the payment in full of all liquidation preference amounts required to be paid to the holders of Senior Preferred Stock, the holders of Junior Preferred stock, shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, prior and in preference to any payment to the holders of common stock, an amount per share equal to the original issue price plus any dividends declared but unpaid thereon. After the payment in full of all liquidation preference amounts required to be paid to the holders of Senior Preferred stock and Junior Preferred Stok, the remaining funds are distributed with equal priority and pro rata among the holders of Junior Preferred and common stock.

Voting

Each holder of Preferred Stock is entitled to one vote for each share of common stock into which the preferred shares are convertible. The holders of Preferred Stock vote together with the holders of common stock as a single class on an as-converted basis, except as expressly provided in our certificate of incorporation or as required by law. The holders of common stock, voting exclusively and as a separate class, are entitled to elect one director. The holders of Seed 1, Seed 2, Series A, Series B and Series C preferred stock, each such series voting exclusively and as a separate class, are each entitled to elect one director.

Conversion – Each share of a series of Preferred Stock shall be convertible, at the option of the holder, at any time and from time to time, into such number of fully paid and non-assessable shares of common stock as is determined by dividing the original issue price for such series of Preferred Stock by the conversion price. The conversion price for a series of Preferred Stock shall initially be equal to the original issue price of such series of Preferred Stock. The Preferred Stock contains antidilution protection provisions whereby the conversion price will be adjusted in the event the Company issues additional shares of common stock at a per share amount less than the conversion price for such series of Preferred Stock. Upon the written request of the holders of a majority of the shares of a series of Preferred Stock, voting separately as a series, all outstanding shares of such series of Preferred Stock shall be converted into shares of common stock. Upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, that results in total gross proceeds of at least $100.0 million (before deduction of underwriter commissions and other costs and expenses), all outstanding shares of Preferred Stock shall be automatically converted into shares of common stock.

In April 2019, we issued 2,453,039 shares of Series C Preferred Stock with an original issue price of $20.5619. The Series C Preferred Stock purchase agreement allowed for a second and third tranche of Series C Preferred Stock. Following the Company’s execution of an agreement with a partner bank to purchase the Company’s receivables, the second tranche investors were obligated to purchase 2,966,645 shares at the Series C original issue price. The second tranche funds were received in July and August 2019.

In December 2020, we issued 4,752,239 shares of Series D Preferred Stock with an original issue price of $40.6124.

Series C Preferred Stock Warrant – According to the Series C Preferred Stock Agreement, at any time before the first anniversary of the initial Series C Preferred Stock financing, the third tranche investors had the right, but not the obligation, to purchase up to $95.0 million of Series C Preferred Stock of which one-third (up to $20 million) would be used to repurchase common stock at the Series C Preferred Stock original issue price.

The second and third tranches to purchase Series C Preferred Stock are considered warrants and are recognized as a liability due to the preferred stock being contingently redeemable upon a deemed liquidation. As of December 31, 2019, the third tranche warrants remained outstanding and was recognized as a liability at fair value in the accompanying consolidated balance sheets. The third tranche warrants expired unexercised in April 2020.

Series C Share Repurchases – Concurrent with the Series C preferred stock financing in April 2019, an employee common stockholder, certain Series C investors, and Divvy entered into stock transfer agreements whereby 243,167 shares of common stock were repurchased from the common stockholders for $5.0 million and 243,167 shares of Series C Preferred Stock were issued to the Series C investors for $5.0 million. For this repurchase transaction, we recorded $0.5 million as a repurchase of common stock and $4.5 million as compensation expense within general and administrative expense in the accompanying consolidated statements of operations and comprehensive loss as this is the amount by which the repurchase price exceeded the fair value of common stock.

The following table summarizes activity related to Series C Preferred Stock and Warrants issued during the year ended December 31, 2019 (in thousands):

	Shares	Amount
Proceeds from investors – tranche #1	1,897	$39,000
Conversion of promissory note #2	313	6,439
Secondary transaction	243	5,000
Proceeds allocated to preferred stock warrant	—	(6,700)
Proceeds from investors – tranche #2	2,967	61,000
Issuance costs	—	(287)

Series C preferred stock additional paid in capital	5,420	$104,452

Series D Share Repurchases – Concurrent with the Series D preferred stock financing in December 2020, certain employee common stockholders and Seed 2 preferred stockholders, certain Series D investors, and Divvy entered into stock transfer agreements whereby 418,591 shares of common stock and 270,853 shares of Series Seed 2 preferred stock were repurchased from the common stockholders and Seed 2 preferred stockholders for

$28.0 million and 689,444 shares of Series D Preferred Stock were issued to the Series D investors for $28.0 million. For this repurchase transaction, we recorded $8.0 million as a repurchase of stock and $20.0 million as compensation expense within operating expenses in the accompanying consolidated statements of operations and comprehensive loss as this is the amount by which the repurchase price exceeded the fair value of repurchased stock.

The following table summarizes activity related to Series D Preferred Stock issued during the year ended December 31, 2020 (in thousands):

	Shares	Amount
Proceeds from investors	4,063	$165,000
Secondary transaction	689	28,000
Issuance costs	—	(8,553)

Series D preferred stock additional paid in capital	4,752	$184,447

Note 12 – Stock-based Compensation

In April 2016, the board of directors and stockholders adopted the 2016 Equity Inventive Plan (the “2016 Plan”). The 2016 Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, stock appreciation rights, and restricted stock unit awards to employees and non-employees consultants. As of December 31, 2020 and 2019, there were 8,934,209 and 6,911,972 shares of common stock authorized under the 2016 Plan, respectively. As of December 31, 2020 and 2019, there were 2,037,744 and 675,556 shares available for new grants under the 2016 Plan.

The board of directors determines the terms of each grant. Generally, options have a vesting period ranging from one to four years. Stock options have a ten-year contractual life. Certain stock options have provisions to accelerate vesting upon a change in control event. The fair value of the common stock that underlies the stock options has historically been determined by the board of directors based, in part, upon periodic valuation studies obtained from a third-party valuation firm. For financial reporting purposes, we determined the fair value on the grant date for awards granted in June 2020 and October 2020, using an interpolation between the $2.08 common share determined in a third-party valuation as of April 30, 2020 and the $11.35 per common share value determined in a third-party valuation as of December 11, 2020. To estimate the per share value as of June 2020 and October 2020, we incorporated (i) a straight-line method and (ii) adjustments for revenue growth relative to previously expected revenue growth that had been used in the latest third-party valuation. The increase in the fair value of the underlying common stock from April 2020 to December 2020 primarily resulted from an increase in the enterprise value as a result of an increase in actual and forecasted revenue, improved margins, a faster than expected recovery from the impacts of the COVID-19 pandemic and increases in revenue multiples of our comparable industry peer companies.

The weighted-average grant-date fair value of each option granted during the years ended December 31, 2020 and 2019 was $2.59 and $0.84, respectively. The following table summarizes the weighted average assumptions relating to our stock options used in a Black Scholes option pricing model for the years ended December 31, 2020 and 2019:

	2020	2019
Dividend yield	0.0%	0.0%
Volatility	45.8%	45.9%
Risk-free rate	0.5%	1.8%
Expected life (years)	5.9	6.1
Fair value of common stock	$2.59	$1.83

The following tables show stock-based compensation expense by where the stock-based compensation was recorded in our consolidated balance sheets and our consolidated statements of operations and comprehensive loss for the years ended December 31, 2020 and 2019 (in thousands):

	2020	2019
Capitalized software development costs	$55	$26
Cost of revenue	9	4
Sales and marketing	191	73
Product development	245	64
General and administrative	309	149

Total employee stock-based compensation	$809	$316

The following tables summarizes the stock option activity for the year ended December 31, 2020:

	Shares Underlying Options	Weighted-Average Exercise Price	Weighted-Average Remaining Life (in years)
Outstanding at January 1, 2020	3,869,011	$1.10	8.43
Granted	1,109,398	$2.08
Exercised	(1,668,536)	$0.59
Forfeited or cancelled	(451,595)	$1.74

Outstanding at December 31, 2020	2,858,278	$1.68	8.51

Vested and expected to vest at December 31, 2020	2,858,278	$1.68	8.51
Exercisable at December 31, 2020	709,877	$1.13	7.53

The follow table summarizes the activity of our unvested stock options for the year ended December 31, 2020:

	Shares Underlying Options	Weighted-Average Grant Date Fair Value Per Share
Unvested at January 1, 2020	2,404,675	$0.73
Granted	1,109,398	$2.59
Vested	(779,538)	$0.68
Forfeited	(437,397)	$1.26

Unvested at December 31, 2020	2,297,138	$1.53

As of December 31, 2020, we had $3.1 million of unrecognized stock-based compensation costs related to non-vested options that are expected to be recognized over a weighted-average period of 1.2 years.

Note 13 – Income Taxes

The components of the provision (benefit) for income taxes were as follows for the years ended December 31, 2020 and 2019 (in thousands):

	2020	2019
Current provision (benefit):
Federal	$—	$—
State	—	—

	—	—

Deferred provision (benefit):
Federal	(11,059)	(7,269)
State	(2,015)	(715)

	(13,074)	(7,984)

Valuation allowance	13,074	7,762

Income tax benefit	$—	$(222)

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets and liabilities were as follows (in thousands):

	As of December 31,
	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$26,965	$14,443
Credit carryforwards	1,606	884
Provision for losses on acquired card receivables and loans receivable	1,168	780
Accrued rewards and promotions	795	795
Other	657	97

Total deferred tax assets	31,191	16,999

Deferred tax liabilities:
Depreciation and amortization	(305)	(384)
Capitalized software development costs	(2,418)	(1,221)

Total deferred tax liabilities	(2,723)	(1,605)

Valuation allowance	(28,468)	(15,394)

Net deferred tax assets	$—	$—

A full valuation allowance has been provided against our deferred tax assets as of December 31, 2020 and 2019, as we believe it is more likely than not that sufficient taxable income will not be generated to realize these temporary differences.

At December 31, 2020, we have federal and state net operating loss carryforwards of approximately $110.0 million and $78.0 million, respectively. The federal net operating loss consists of $5.9 million that will expire from years 2036 to 2037, and $104.2 million of carryforward that has no expiration date. The state net operating loss consists of $45.4 million that will expire from years 2029 to 2039, and $32.6 million of carryforward that has no expiration date. At December 31, 2020, we have a federal research credit carryforward of approximately $1.1 million that will expire in the year 2039, and a state research carryforward of approximately $0.7 million that will expire from years 2030 to 2033. The utilization of the net operating loss and credit carryovers may be subject to annual limitations under Internal Revenue Code Sections 382 and 383.

As of December 31, 2020, the total amount of unrecognized tax benefits was $0.7 million related to research tax credits, all of which would affect income tax expense, if recognized, before consideration of any valuation allowance. The Company does not expect the unrecognized tax benefits to change significantly over the next 12 months.

The Company’s federal and state income tax returns for the years 2016 and thereafter are subject to examination.

Note 14 – Fair Value Measurements

Assets and liabilities measured at fair value on a recurring basis were as follows (in thousands):

	December 31, 2020
	Level 1	Level 2	Level 3
Participating interest asset – See Note 1	$—	$—	$492

	December 31, 2019
	Level 1	Level 2	Level 3
Contingent consideration – See Note 5	$—	$—	$238
Participating interest asset – See Note 1	$—	$—	$102
Series C Preferred Stock warrant liability – See Note 9	$—	$—	$3,800

Contingent Consideration

Significant unobservable inputs to determine contingent consideration include a common stock fair value of $1.89 as a portion of the contingent consideration is to be paid in common stock.

Participating Interest Asset

The following table presents quantitative information about the significant unobservable inputs used for the Company’s Level 3 fair value measurements for participating interest asset.

	As of December 31,
	2020	2019
Required asset purchaser yield	7.50%	7.50%
Net cumulative expected loss rates	0.32%	1.25%
Expected prepayment rates	0.00%	0.00%
Market servicing rates (% of receivables sold)	0.11%	0.11%

If the net cumulative expected loss rate were to increase to 0.89% the participating interest asset would reduce to $0.0 million.

Series C Preferred Stock Warrants

During the year ended December 31, 2019 we issued $6.7 million in preferred stock warrants. We measure the preferred stock warrants using Level 3 unobservable inputs using a Monte Carlo simulation. We used various key assumptions, such as the fair value of convertible preferred stock, volatility, the risk-free interest rate, and expected term (remaining contractual term of the warrants). We monitor the fair value of the preferred stock warrants annually, with subsequent gains and losses from remeasurement of Level 3 financial liabilities recorded through the other expense, net in the consolidated statements of operations and comprehensive loss. Generally, increases (decreases) in the fair value of the underlying stock and estimated term would result in a directionally similar impact to the fair value measurement. We recognized a gain of $2.9 million related to the change in fair value of preferred stock warrants during the year ended December 31, 2019. We recognized a gain of $3.8 million related to the change in fair value of preferred stock warrants upon expiration during the year ended December 31, 2020.

During the years ended December 31, 2020 and 2019 there were no transfers of fair value assets and liabilities in or out of Level 3 of the fair value hierarchy.

The carrying amount of our cash, cash equivalents, receivables, and payables and accrued liabilities approximates fair value because of the short-term nature of these items.

Note 15 – Commitments and Contingencies

Litigation

From time to time, we are involved in legal proceedings, including challenges to trademarks, arising in the normal course of business. Management believes that the outcome of these proceedings will not have a material impact on our financial position, results of operations, or liquidity.

Lease Commitments

In April 2019, we signed an agreement to lease 155,107 square feet of office space in Draper, Utah. The lease includes a 12-month rent abatement period, annual escalating rent, and a deposit of $2.3 million. The lease term is for 118 months starting in June 2020.

At December 31, 2020, future minimum lease payments under non-cancellable operating leases were as follows (in thousands):

Operating Leases
Year Ended December 31:
2021	$2,887
2022	4,678
2023	4,795
2024	4,915
2025	5,037
Thereafter	22,846

Total	$45,158

Rent expense under operating leases for the years ended December 31, 2020 and 2019 were $2.8 million and $1.0 million, respectively.

In December 2020, we signed an agreement to sublease a portion of our Draper, Utah office space. The lease includes an 11-month rent abatement period, annual escalating rent, and a deposit of $0.1 million. The lease term is for 60 months starting in January 2021. We recognized a $0.4 million loss for the year ended December 31, 2020 as future lease payments to be received under the sublease are less than future minimum lease payments payable by Divvy to the lessor.

At December 31, 2020, future minimum lease payments to be received under the non-cancellable operating sublease were as follows (in thousands):

Operating Sublease
Year Ended December 31:
2021	$230
2022	574
2023	686
2024	804
2025	824

Total	$3,118

Receivable Repurchase Obligations

The Company has agreed to repurchase receivables sold to the Purchasing Bank if representations and warranties made with respect to such receivables are breached. The Company has also agreed to repurchase receivables for which a User fails to make the first payment within ten days of when it is due. The obligation to repurchase receivables meeting the previously specified criteria is limited to receivables transferred to the Purchased Bank less related cardholder payments remitted to the Purchasing Bank. The repurchase of receivables is generally settled net of the acquisition of new receivables by the Purchasing Bank. We believe such provisions are customary and consistent with market standards. As of December 31, 2020 and 2019, an estimated reserve of $1.1 million and $0 has been recorded for repurchase obligations and is included in our consolidated balance sheets within settlements payable.

Credit Limit Commitments

At December 31, 2020, we had unused credit arrangements for card receivables of approximately $417.4 million. Such arrangements arise from agreements with Users and the Issuing Bank for unused lines of credit on charge cards, provided there is no violation of conditions in the related agreements. These arrangements are periodically reviewed based on account usage and User credit worthiness. We can terminate substantially all of these arrangements at any time and these arrangements do not necessarily represent future cash requirements.

Note 16 – Subsequent Events

In March 2021, we amended the 2019 Credit Facility to extend the final maturity date to January 2023, decrease the facility limit to $60 million, decrease the minimum utilization requirement to $30 million, modify financial covenants, change the definition of eligible financed receivables, and in October 2021 decrease the interest rate to 4.5% plus LIBOR.

In March 2021, we entered into a revolving credit facility (“2021 Credit Facility”) to finance the acquisition of receivables with a combined limit of $95 million consisting of a Note A with a limit of $75 million and a Note B with a limit of $20 million. Note A has an interest rate of 2.75% plus LIBOR. Note B has an interest rate of 10.25% plus LIBOR. The facility has an advance rate of up to 95% on card receivables with receivables greater than 30 days past due having a lower advance rate. The related party lender on Note B of the 2021 Credit Facility is also the lender on the 2019 Credit Facility.

On May 6, 2021, the Company entered into an Agreement and Plan of Merger, with Bill.com Holdings Inc and upon the terms and conditions set forth therein, DivvyPay, Inc. and Subsidiaries will merge with and into Bill.com Holdings Inc. As a result, the Company will become a wholly-owned subsidiary of Bill.com Holdings Inc. The transaction is expected to close before the quarter ended September 30, 2021.

We have evaluated subsequent events through May 11, 2021, the date the consolidated financial statements were available to be issued.